                                                                EXHIBIT 12

     CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLARS IN THOUSANDS)

                         3/31/97 3/31/96    12/31/96 12/31/95 12/31/94 12/31/93    12/31/92
                         ------- -------    -------- -------- -------- --------    --------
EARNINGS
Pre-tax income from
 continued operations... $3,833  $ (639)    $25,809  $ 8,250  $ 9,325  $(37,037)   $(44,549)
  Fixed Charges.........  5,337   7,488      30,629   29,172   23,283    20,570      22,370
                         ------  ------     -------  -------  -------  --------    --------
    Total Earnings...... $9,170  $6,849     $56,438  $37,422  $32,608  $(16,467)   $(22,179)
                         ======  ======     =======  =======  =======  ========    ========
FIXED CHARGES
Fixed Charges
  Portion of rent
   expense
   representative of the
   interest factor(1)... $1,592  $1,625     $ 6,506  $ 5,905  $ 5,921  $  6,330    $  6,854
  Interest expense......  3,745   5,863      24,123   23,267   17,362    14,240      15,516
                         ------  ------     -------  -------  -------  --------    --------
  Fixed charges......... $5,337  $7,488     $30,629  $29,172  $23,283  $ 20,570    $ 22,370
                         ======  ======     =======  =======  =======  ========    ========
   Ratio of Earnings to
    Fixed Charges(2)(3).   1.72     -- (2)     1.84     1.28     1.40       -- (2)      -- (2)
                         ======  ======     =======  =======  =======  ========    ========

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(1) Represents 1/3 of the operating lease expense which is estimated to be representative of the interest factor.

(2) The Company's earnings were not sufficient to cover its fixed charges requirements by $0.6 million, $37.0 million and $44.5 million for March 31, 1996, December 31, 1993 and December 31, 1992, respectively.

(3) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.